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                                                                    Exhibit 10.6

               INTERNET MARKETING AND LICENSING AGREEMENT BETWEEN
                LENDINGTREE, INC. AND PRICELINE.COM INCORPORATED

         THIS INTERNET MARKETING AND LICENSING AGREEMENT (this "Agreement") between LendingTree, Inc., a Delaware corporation with its principal place of business at 6701 Carmel Road, Suite 205, Charlotte, NC 28226 ("LendingTree"), and priceline.com Incorporated, a Delaware corporation with its principal place of business at Five High Ridge Park, Stamford, CT 06903 ("Priceline"). This Agreement shall be effective as of August 1, 1998 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, LendingTree has developed a multiple lender consumer loan origination software program and a web site, currently located at http://www.lendingtree.com, through which it acts as a mortgage loan broker or loan broker offering consumers the opportunity to obtain competitive loan offers from participating lenders in connection with various loan products, including mortgage loans, home equity lines of credit, credit cards, automobile loans and unsecured personal loans.

         WHEREAS, Priceline has developed a web site, currently located at http://www.priceline.com, which markets various products and services using a "name your price" model. Priceline desires to make available to users of its web site certain mortgage loan, home equity loan and home equity line of credit products.

         WHEREAS, LendingTree desires to expand its distribution channel for its mortgage loan brokerage services via a co-branded web site hosted and marketed by Priceline which employs Priceline's "name your price" model.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

         1.1 "Derivatives" means (i) for copyrightable or copyrighted material, any translation, abridgment, revision, or other form in which such material may be recast, transformed, or adapted and any new material derived from such existing copyrightable material; (ii) for patentable or patented material, any improvement thereon; and (iii) for material or information which is confidential, proprietary or trade secret, any new material or information derived from such existing confidential, proprietary or trade secret material, including new material or information that are or may be protected by copyright, patent and/or trade secret or similar laws, or agreements providing for non-disclosure of any of the foregoing.

         1.2 "Mortgage Content" means software applications and content, in the form of various calculators and other interactive tools, as well as articles regarding consumer credit and mortgages, lender and product descriptions and other data, graphics, and material provided by LendingTree from time to time for incorporation into the Mortgage Web Pages.
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         1.3      "Mortgage Loan" means a loan made to a consumer borrower that is secured by a Mortgage, deed of trust or other lien on residential real property located in the United States of America, including but not limited to, a first mortgage loan, subordinate lien mortgage loan, home equity loan, and home equity line of credit.

         1.4 "Mortgage Web Pages" means the area of the Priceline web site through which LendingTree will offer its mortgage brokerage services. The Mortgage Web Pages will be co-branded by the use of both parties' trademarks, tradenames, logos, or designations, as agreed to by the parties in accordance with the terms of this Agreement.


         1.5 "Net Revenue" means the total of all revenue earned and received by LendingTree from lenders, including but not limited to transmission fees and loan origination fees, as a result of its mortgage brokerage services in operating the Mortgage Web Pages ("Revenue"), minus the actual cost of (i) credit scores and credit report fees incurred by LendingTree, and (ii) LendingTree's operation of a dedicated Mortgage Web Pages customer service center, in an amount equal to the actual salaries, wages and payroll expenses paid by LendingTree in connection with such customer service center staff ("Staff Expenses"), plus actual telephone expenses for the dedicated customer service center staff and overhead expenses equal to thirty percent (30%) of such Staff Expenses (items (i) and (ii) of this Section 1.5 being collectively referred to herein as the "Revenue Deductions"). The parties hereto acknowledge that in the start up of this relationship, there are likely to be delays in LendingTree's receipt of Revenue. As such, the parties intend and agree that any Revenue Deductions related to these delays will be carried forward and offset against Revenues received at a later date.


         1.6 "Priceline Name Your Price/Conditional Purchase Model" means the product distribution model utilized by Priceline on its web site under which a consumer identifies a specific price and terms under which he or she will purchase a product or service, and Priceline attempts to find a seller willing to sell the product or service to the consumer on the terms identified by the consumer. In the context of this Agreement and the Mortgage Web Pages, the term shall refer to a business model in which (i) a consumer identifies Mortgage Loan terms, including interest rate, points and loan term, under which he or she is willing to obtain a specified Mortgage Loan. To the extent permitted by applicable law, the Priceline Name Your Price/Conditional Purchase Model may include the delivery to a lender by the consumer of a fee to be used by that lender to offset certain third party or other related costs or expenses, all or a part of which fee may be forfeited by the consumer if the loan fails to close due the substantial fault of the consumer. In addition, the Priceline Name Your Price/Conditional Purchase Model contemplates a counteroffer process, wherein a lender, although unable to offer a consumer the mortgage loan on the specific terms requested, is able to provide the consumer with an acceptable counteroffer.

         1.7 "LendingTree Model" means the product distribution model utilized by LendingTree on its website wherein consumers complete a qualification form encompassing product, rate, term and other preferences, along with traditional loan application data and other information that LendingTree may from time to time request, which information is then submitted to a network of participating lenders who have previously provided LendingTree with credit related criteria for use in LendingTree's proprietary filtering system. The qualification form along with certain credit report and credit scoring



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                  information ("Consumer Information") is then presented to the lenders who review that Consumer Information and bid for that consumer's business.

         1.8 "Proprietary Marks" means the trade names, servicemarks, trademarks, tradenames, logos, emblems designations, and indicia of origin specified in Exhibit A or subsequently identified by written notice by the parties.

         1.9 "Qualification Form" means a series of web pages utilized by LendingTree on its web site to gather information from consumers for the purpose of obtaining a prequalification or a loan offer from a lender for a variety of consumer or mortgage loans.

         1.10 "Mortgage Web Pages Qualification Form" means a series of web pages utilized or to be utilized by LendingTree in connection with the Mortgage Web Pages.

         1.11 "Technical Contact" means the primary person from each party responsible for facilitating communications between LendingTree and Priceline and coordinating development of the Mortgage Web Pages.

         1.12 "Software" means the computer software of LendingTree, which provides an on-line qualification form, certain investor information, filters and other mechanisms that may allow consumers to qualify for various consumer loan products. The term "Software" includes all interpretive script, source code, object code, screen displays, user manuals and other documentation, and all modifications, enhancements and revisions thereto.

2.       LICENSES AND OWNERSHIP

         2.1 Priceline Licenses. During the term of this Agreement, Priceline hereby grants to LendingTree (i) the exclusive right and license in the United States to operate the Mortgage Web Pages and (ii) the non-exclusive right and license in the United States to utilize certain Priceline intellectual property, including the Priceline Proprietary Marks, software and the Priceline Name Your Price/Conditional Purchase Marketing Model, in operating the Mortgage Web Pages (collectively, the "Priceline Intellectual Property") in each case subject to the terms and conditions of this Agreement.

         2.2 LendingTree License. During the term of this Agreement, LendingTree hereby grants to Priceline the non-exclusive right and license in the United States to utilize certain LendingTree intellectual property, including but not limited to the LendingTree Proprietary Marks, Software, and Mortgage Content for use by Priceline in carrying out its duties under this Agreement in connection with the Mortgage Web Pages (collectively, the "LendingTree Intellectual Property"), in each case subject to the terms and conditions of this Agreement.

         2.3 Intellectual Property Rights. All LendingTree Intellectual Property are and will remain the sole and exclusive property of LendingTree and its suppliers, if any. All Priceline intellectual property are and will remain the sole and exclusive property of Priceline and its suppliers, if any. Any Derivatives created by either party regarding the intellectual property of the other party shall become the exclusive property of the original owner of the underlying intellectual property.


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3.       PRICELINE'S DUTIES

         3.1 Testing, Hosting, Design and Maintenance of the Mortgage Web Pages. During the term of this Agreement, Priceline in consultation with LendingTree will be responsible for testing, hosting and maintaining the Mortgage Web Pages to be designed by Priceline based upon the substantive Mortgage Content to be provided by LendingTree as required in Section 4.1 of this Agreement. Priceline will host the Mortgage Web Pages on servers that it owns or controls. Priceline will use best efforts to make available to the public vis-a-vis the Internet on the priceline.com Internet site, the Mortgage Web Pages on a continuous basis. In addition, Priceline will provide, maintain and manage by itself, or through its authorized third parties, all servers, telecommunication devices, facilities, technical support, maintenance and operations as is reasonably needed to facilitate continuous Internet access to the Mortgage Web Pages as herein described. A fuller description of the specifications for the Mortgage Web Pages shall be set forth in Exhibit B sometime prior to the date on which the Mortgage Web Pages commence operation over the Internet.

         3.2 Development Expense. Priceline will be responsible for all internal and third party costs and expenses incurred by it and LendingTree in connection with the development and testing of the Mortgage Web Pages. Any costs or expenses paid or incurred by LendingTree as permitted by this section 3.2 shall be subject to the prior approval of Priceline, which approval shall not be unreasonably withheld or delayed.

         3.3 Advertising, Marketing and Promotion. Priceline will advertise, market and promote the Mortgage Web Pages through various media campaigns, including radio and print media (the "Advertising Services"). LendingTree expressly acknowledges and agrees that the Advertising Services may, in the discretion of Priceline, be provided by Priceline in a combination of (i) general brand advertising for the priceline.com Internet site, (ii) advertising for the products and services offered generally through such site, and (iii) advertising that refers to particular products, including those offered on the Mortgage Web Pages. All advertising related to the Mortgage Web Pages will be subject to the prior approval of LendingTree and its counsel, which consent and approval shall not be unreasonably withheld or delayed. Priceline is not obligated to expend any fixed sum with respect to the provision of the Advertising Services, it being understood that such Advertising Services will be provided by Priceline as it determines, in its reasonable discretion. Subject to the foregoing, the parties acknowledge and agree that the annual market value of the Advertising Services will be in an amount mutually agreed to by the parties, which amount is currently projected to be approximately $12 million.

         3.4 Lender Introductions. During the term of this Agreement, Priceline will direct to LendingTree any inquiries from lenders about the Mortgage Web Pages and opportunities to offer mortgage loan products on the Mortgage Web Pages.

         3.5 Legal Compliance. During the term of this Agreement, Priceline shall be responsible for the compliance, in all material respects, with federal, state and other laws and regulations generally applicable to the priceline.com Internet site, including all general advertising related thereto, including general unfair and deceptive trade issues, consumer protection issues and customer relations issues. Under no circumstances, however, will Priceline be charged with responsibility for compliance with federal, state or other laws or regulations


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                  applicable to mortgage brokers, the offering of Mortgage Loan products or any and all disclosure, notice or other requirements applicable to mortgage brokers or the provision of Mortgage Loan services to consumers generally, such compliance being the obligation of LendingTree as provided in
                  Section 4.6 of this Agreement.

4.       LENDINGTREE'S DUTIES

         4.1 Mortgage Web Pages Substantive Content; Mortgage Loan Brokerage Services. With respect to the development of the Mortgage Web Pages, it is expressly acknowledged and agreed to between the parties that LendingTree will provide the substantive Mortgage Content of the Mortgage Web Pages Qualification Form related to the Mortgage Web Pages that are to be developed by Priceline. The Mortgage Web Pages will constitute the "front end" of LendingTree's mortgage brokerage operations at the priceline.com Internet site. To the extent permitted by applicable law, the Mortgage Web Pages will incorporate the LendingTree Qualification Form and the Priceline Name Your Price/Conditional Purchase Model. The Mortgage Web Pages will have the same "look and feel" of other areas of the priceline.com Internet site. The substantive Mortgage Content utilized in the design and development of the Mortgage Web Pages including, but not limited to, all issues related to regulatory compliance shall be subject to the review and approval of Priceline and its counsel, which shall not be unreasonably withheld or delayed. A fuller description of the specifications is set forth in Exhibit B. LendingTree acknowledges and agrees that the Mortgage Web Pages as designed by Priceline with the substantive content to be provided by LendingTree will allow Mortgage Loans to be offered through the Mortgage Web Pages by LendingTree in a lawful manner that does not trigger any mortgage broker or loan broker license or registration (or any consumer disclosures, compliance or other requirements related thereto) on the part of Priceline. LendingTree will operate the Mortgage Web Pages and will act as the mortgage broker in connection with all Mortgage Loan products offered on or through the Mortgage Web Pages. LendingTree will at all times maintain in all material respects compliance with applicable federal and state laws and will maintain in good standing requisite mortgage broker licenses, registrations, approvals and exemptions, as applicable.

         4.2 Lender Network Management. During the term of this Agreement, LendingTree shall use best efforts to obtain and maintain agreements with a sufficient number of lenders that offer Mortgage Loan products through LendingTree on the Mortgage Web Pages, as are necessary to support the LendingTree/Priceline relationship. LendingTree agrees that lenders offering the Mortgage Loan products on the Mortgage Web Pages shall, collectively, have the ability to promptly and efficiently process and close Mortgage Loans from Mortgage Web Pages Qualification Forms, submitted from consumers/borrowers representing eighty percent (80%) of the Priceline consumer/borrower market (based upon FICO credit score). Subject to the foregoing, the parties currently project that the appropriate number of lenders is from five (5) up to and including ten (10). LendingTree agrees that the minimum number of lenders shall not be less than five (5) during the term of this Agreement. LendingTree will accept recommendations from Priceline regarding potential participating lenders and will work in good faith to enter into agreements with such lenders to enable them to offer their mortgage loan products through LendingTree and the Mortgage Web Pages. LendingTree will be responsible for


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                  all lender service issues, training of lender staff, and
                  analyzing lender performance. LendingTree will invoice lenders and manage the collection of all fees.

                  No agreement entered into between LendingTree and any participating lender in connection with the Mortgage Web Pages will impose any obligation, duty or responsibility whatsoever on Priceline, directly or indirectly, or limit or restrict in any manner any of Priceline's legal rights or remedies, including, without limitation, Priceline's right to terminate this Agreement under Section 11 hereof.

         4.3 Customer Service. LendingTree will operate a customer service center dedicated to the Mortgage Web Pages with sufficient staff and resources necessary to handle the volume of customer inquiries generated from the Mortgage Web Pages in a prompt and efficient manner and in accordance with applicable federal, state and other laws and regulations. The parties will work to establish appropriate interfaces between Priceline's existing customer service center and the LendingTree customer service center. In addition, the parties will work together to develop introductory scripts for customer service calls, subject to the review and approval of their respective attorneys.

         4.4 Content. As set forth in Sections 3.1 and 4.1 hereof, LendingTree will provide the substantive Mortgage Content for use on the Mortgage Web Pages.

         4.5 Back-End Software. During the term of the Agreement, LendingTree will provide and manage the "back-end" processing software required to effect a system of communication between Priceline and LendingTree and LendingTree and its lenders in connection with the Mortgage Web Pages. LendingTree will maintain back-end software processing capacity and reliability at levels subject to the review and approval of Priceline.

         4.6 Legal Compliance. During the term of this Agreement, LendingTree shall be responsible for compliance, in all material respects, with all applicable federal, state and other laws and regulations for the Mortgage Web Pages or the Mortgage Loan Products offered to consumers through the Mortgage Web Pages, and will maintain in good standing requisite mortgage broker licenses, registration, approvals and exemptions relating to any of the foregoing. In addition, LendingTree will review and approve all advertising developed by Priceline that is specific to the Mortgage Web Pages to achieve compliance with applicable federal, state and other laws and regulations governing the offering of Mortgage Loan products to the consumer. Further, LendingTree shall be responsible for compliance with all consumer disclosure and other laws and requirements applicable to all of the Mortgage Web Pages and the Mortgage Loan products offered through the Mortgage Web Pages, except that should Priceline launch any advertising that impacts the Mortgage Web Pages, knowingly or otherwise, without LendingTree's review and approval, Priceline shall be solely responsible for any issues arising out of that non-compliance.

5.       EXCLUSIVITY; NON-COMPETITION

         5.1 Exclusivity. During the term of this Agreement, Priceline agrees not to offer any Mortgage Loans on its web site, either directly or through a third party.


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         5.2      Non-Competition. The parties hereto acknowledge and agree that the LendingTree Model and Priceline Name Your
                  Price/Conditional Purchase Model (hereinafter, together, the "Models") are similar in many of their components. To assist the parties in complying with this Section 5.2, the parties agree that the marketing of the Models is the optimum place to draw the relevant distinctions. Consistent with the above, the parties agree that during the term of this Agreement and indefinitely after any termination of this Agreement, (i) Priceline shall not market its mortgage services in a manner that conflicts with LendingTree's marketing message which is "by filling out one form, consumers get multiple offers from lenders who bid for their business" and (ii) LendingTree shall not market its mortgage services in a manner that conflicts with Priceline's marketing message which is "consumers name the price they want to pay for a mortgage and we will find a lender to meet your price".

6.       TECHNICAL CONTACTS

         6.1 Technical Contacts. The Technical Contacts shall meet in person or by phone as needed from time to time to assess the status of the Mortgage Web Pages development effort and to keep each other up to date on technology and new product issues related to the Mortgage Web Pages. The Technical Contacts shall be:

                  For LendingTree:          Mr. Richard M. Stiegler, CTO
                                            LendingTree, Inc.
                                            6701 Carmel Road, Suite 205
                                            Charlotte, North Carolina 28226

                  For Priceline:            Mr. Richard Weinrod, CTO
                                            priceline.com Incorporated
                                            Five High Ridge Park
                                            Stamford, CT 06903

         6.2 Specifications Modification. The Technical Contacts may from time to time modify the specifications for the Mortgage Web Pages as described in Exhibit B to this Agreement provided the changes are agreed to in writing by the authorized representatives of the parties.

7.       SCHEDULE

         The target date for commencing operation of the Mortgage Web Pages shall be September 15, 1998 (the "Target Date"). The parties agree to use best efforts to ensure that the date of commencement is not later than October 15, 1998.

8.       CONSIDERATION

         8.1 General. As compensation for the goods, services and facilities provided by Priceline under this Agreement, LendingTree shall pay to Priceline an amount equal to seventy percent (70%) of the monthly Net Revenue earned and received by LendingTree in operating the Mortgage Web Pages (the "Priceline Compensation"). LendingTree's obligation to pay the Priceline Compensation shall survive any termination of this Agreement insofar and to the extent that Net Revenues are earned and/or received by


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                  LendingTree after such termination. The parties acknowledge, however, that for purposes of this Section 8.1, Net Revenue will be limited to (i) those Mortgage Web Page Qualification Forms that are in the then-participating lenders' pipeline for a Mortgage Loan product, (ii) have been approved for a Mortgage Loan but the transaction has not yet closed and/or
                  (iii) Net Revenue earned but not collected, in each case on or as of the date of termination of this Agreement.

         8.2 Regulatory Compliance. It is the intent of the parties that the Priceline Compensation shall not exceed the reasonable market value of the goods, services and facilities provided by Priceline pursuant to this Agreement and that such compensation shall at all times be in compliance with applicable federal and state laws, including without limitation, the Real Estate Settlement Procedures Act. In furtherance of these objectives, the parties agree to negotiate in good faith an alternative compensation arrangement with substantially similar economic benefits if Priceline or LendingTree, as applicable, reasonably determine or believe that such compensation arrangement is no longer in compliance with applicable federal, state or other laws and regulations, or any court or government agency having jurisdiction over the operations of either party restricts, enjoins, or threatens to restrict, enjoin or impose sanctions against either party as a result of the terms of this Section 8.

9.       PROMOTION RIGHTS AND APPROVALS

         9.1 General. Subject to the provisions of Section 3.3, both parties may promote, advertise and market the Mortgage Web Pages subject to the prior approval of the other party of (i) the use of the other party's Proprietary Marks, and (ii) the content and timing of any press releases. Such approval shall not be unreasonably withheld or delayed by either party.

         9.2 Press Releases. The parties agree to issue within two (2) business days of the execution of this Agreement press releases, either jointly, individually, or both, announcing this Agreement and the parties' plans for the Mortgage Web Pages.Each party shall obtain the prior written approval of the other party for the issuance of any press release regarding: (i) the parties' relationship under this Agreement, or (ii) any other matters related to the Mortgage Web Pages during the term of this Agreement. Any approval requested by Priceline or LendingTree under this Section 9.2 shall not be unreasonably withheld or delayed.

10.      REPORTING AND PAYMENTS

         10.1 LendingTree Reports, Payments; Audits. Within fifteen (15) days following the end of each month, LendingTree shall provide a report (the "LendingTree Report") to Priceline. The LendingTree Report shall detail (i) any relevant information regarding usage of the Mortgage Web Pages during the previous month, including the number of visitors to the Mortgage Web Pages, the number of Qualification Forms submitted by consumers to LendingTree, and the number of loans closed that had originated through the Mortgage Web Pages, (ii) the Net Revenue of LendingTree during the previous month, including a breakdown of the total Revenue earned and Revenue Deductions taken by LendingTree in arriving at the amount of Net Revenue, and (iii) a calculation of the amount of Priceline Compensation due for the previous month. On or by the same date,


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                  LendingTree will deliver to Priceline any payment of Priceline
                  Compensation owed for the previous month. Upon the request of Priceline, LendingTree shall provide to Priceline all written or other documentation used by LendingTree to make any calculation or prepare any report described in this Section
                  10.1. Priceline shall have the right, during normal business hours and upon reasonable notice, to audit the books and records of LendingTree to verify the accuracy and completeness of all reports provided under this Section 10.1. The cost of any such audit shall be paid by Priceline unless the audit reveals an underpayment by LendingTree of ten percent (10%) or more of the applicable LendingTree Report. In such case, the audit shall be paid for fully by LendingTree.

         10.2 Priceline Reports; Audit. Within fifteen (15) days following the end of each month, Priceline shall provide a report (the "Priceline Report") which shall detail (i) the number of page views or impressions on the Mortgage Web Pages during the previous month, and (ii) the number of consumers who submitted Qualification Forms to LendingTree via the Mortgage Web Pages during the previous month. Upon the request of LendingTree, Priceline shall provide all documentation used to prepare any report described in this Section 10.2. LendingTree shall have the right, during normal business hours and upon reasonable notice, to audit the records of Priceline to verify the accuracy and completeness of all reports provided under this
                  Section 10.2.

11.      TERM AND TERMINATION

         11.1 Initial Term. The term of this Agreement shall commence on the Effective Date and will continue for a period of one (1) year from the date on which the Mortgage Web Pages commence operation over the Internet unless sooner terminated under
                  Section 11.4 below (the "Initial Term").

         11.2 Subsequent Terms. Following expiration of the Initial Term, this Agreement shall continue in effect until either party terminates it as provided below. The Initial Term and any subsequent terms are referred to herein as the "Term."

         11.3 General Termination. After the Initial Term, this Agreement may be terminated at any time during the Term by either party giving ninety (90) days' prior written notice to the other party. In the event that Priceline provides notice of termination to LendingTree under this Section 11.3 for the purpose of using a different third party mortgage broker to operate the Mortgage Web Pages, LendingTree shall have a right of first refusal to match the economic and other material terms offered by such third party provided, however, that any such right of first refusal shall be exercised by LendingTree within ninety (90) calendar days after receipt of notice from Priceline with respect to such third party offer. The parties agree that the phrase "other material terms" is intended to ensure that during the term of this Agreement, the LendingTree network of lenders have the ability to promptly and efficiently process and close Mortgage Loans from Mortgage Web Pages Qualification Forms submitted from consumers/borrowers representing eighty percent (80%) of the Priceline consumer/borrower market (based upon FICO credit score.) Priceline will be free to engage another third party if such right is not exercised by notice received by Priceline from LendingTree within such ninety (90) day period. Subject to the limitations in Section 5 hereof, nothing set forth in this
                  Section 11.3 shall confer on or to LendingTree any right of first refusal if Priceline elects


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                  to operate directly the Mortgage Web Pages and in connection therewith, provides notice to terminate this Agreement.

         11.4 Termination for Breach. During the Term of this Agreement, either party will have the right to terminate this Agreement immediately upon written notice if: (i) the other party materially breaches any material term or condition of this Agreement and fails to the cure such breach in full within thirty (30) days after receiving written notice of the breach from the non-breaching party; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors which voluntary petition or proceeding is not dismissed within thirty (30) days of filing of commencement; and (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any other involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors. Without limiting the generality of the foregoing, either party may terminate this Agreement immediately upon notice if, in the case of Priceline, Priceline reasonably believes or determines that LendingTree has failed to comply in all material terms, with its obligations under Section 4.6, or such noncompliance is determined by any order, decree, judgment or any similar ruling having jurisdiction over LendingTree's operation of the Mortgage Web Pages or, in the case of LendingTree, LendingTree reasonably believes or determines that Priceline has failed to comply in all material terms, with its obligations under Section 3.5, or such noncompliance is determined by any order, decree, judgment or any similar ruling having jurisdiction over Priceline's operation of the priceline.com Internet site. To the extent that a breach contemplated by this Section 11.4 is curable, such cure period may be extended by the mutual written consent of the parties for an additional period of thirty (30) days, if the cure cannot be achieved after good faith efforts during the initial cure period.

         11.5 Effect of Termination. Upon termination of this Agreement, all rights and licenses granted by Priceline and LendingTree under this Agreement to the other party shall immediately revert to and be fully vested in Priceline and LendingTree, as applicable. No termination of this Agreement, for any reason whatsoever, shall terminate any of the rights and obligations of the parties under this Agreement unless such right or obligation is limited by the express terms and provisions of this Agreement.

12.      ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement, including any controversy or claim as to its arbitrability or rescission shall be finally settled by arbitration before three (3) arbitrators, one chosen by each party and the third selected by the two arbitrators chosen by the parties in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") in force at that time. Any arbitration shall be conducted in the Borough of Manhattan, New York, unless the parties mutually agree to another location. Any judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The arbitrators shall not, under any circumstances, have any authority to award punitive or exemplary damages.

         All expenses associated with obtaining and utilizing the services of the AAA and the arbitrators shall be shared equally by the parties hereto. The AAA and the arbitrators shall be made aware of this provision and shall agree to request payment separately from the parties for said services,

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
         including all expenses directly related to the arbitration, other than the expense of witnesses, which shall be borne by the party producing such witness.

         Notwithstanding the foregoing, the parties shall bear their own respective costs of preparing for and participating in the arbitration including, without limitation, their attorneys' fees, expert and/or witness fees, and their costs of complying with discovery requests. Discovery is permitted by the Federal Rules of Civil Procedure as in effect and will be allowed in connection with any such arbitration to the extent consistent with the purpose of the arbitration and permitted by the arbitrators.

         The majority decision of the arbitration panel shall be binding, enforceable and non-appealable. The decision of the arbitration panel shall be in writing and shall set forth in reasonable detail the basis for the panel's decision. Application may be made to any court of competent jurisdiction for a judicial acceptance of the arbitration award and enforcement, as the law of the state having jurisdiction may require or allow.

         No arbitration may be commenced by either party hereto for any controversy or claim arising out of or relating to this Agreement unless notice of a party's election to require arbitration is given within one (1) year from the date of the occurrence allegedly giving rise to the arbitration. The preceding sentence shall survive the expiration or termination of this Agreement by either party for any reason.

13.      REPRESENTATIONS AND WARRANTIES

         13.1 Representations and Warranties of LendingTree. LendingTree represents and warrants as follows:

         13.1.1 Authority. LendingTree is a corporation duly organized and validly existing under the laws of the state of Delaware. LendingTree has full corporate power and authority to transact any and all business contemplated by this Agreement and possesses all requisite authority, power, and material licenses, permits and franchises to conduct its business wherever conducted and to execute, deliver and comply with its obligations under the terms of this Agreement. LendingTree has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

         13.1.2 Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by LendingTree will not (i) conflict with or violate (A) LendingTree's Certificate of Incorporation or By-laws, or (B) any provision of any law or regulation or any decree, demand or order to which LendingTree is subject, or (ii) conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which LendingTree is a party or by which it is bound or any order or decree applicable to LendingTree or result in the creation or imposition of any lien on any of its assets or property.

         13.1.3 Licenses and Consents. LendingTree, in connection with performance of its duties related to the Mortgage Web Pages under this Agreement, has obtained or will obtain all necessary or required governmental licenses and consents requisite for the transactions contemplated by this Agreement. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by LendingTree of or compliance by LendingTree with this Agreement, or if required, such approval has been obtained prior to the date of this Agreement.

         13.1.4 Legal Action Against LendingTree. There is no claim, action, suit, proceeding or investigation pending or, to the best of LendingTree's knowledge, threatened against LendingTree which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of LendingTree, or in any material impairment of the right or ability of LendingTree to carry on its business substantially as now conducted, or in any material liability on the part of LendingTree, or which would draw into question the validity of this Agreement, or any of the other instruments, documents or agreements entered into by LendingTree in connection with this Agreement, or of any action taken or to be taken in connection with the obligations of LendingTree contemplated therein, or which would be likely to impair materially the ability of LendingTree to perform under the terms of this Agreement.

         13.1.5 Binding on LendingTree; Enforceability. This Agreement, assuming due authorization, execution and delivery hereof by Priceline, and all the obligations of LendingTree hereunder, shall constitute the legal, valid and binding obligations of LendingTree, enforceable against LendingTree in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         13.1.6 Ownership of Intellectual Property. LendingTree owns the copyright and any other rights to or has licensing rights to all LendingTree Intellectual Property and to the knowledge of LendingTree, such LendingTree Intellectual Property will not infringe upon, misappropriate or violate any intellectual property rights or any other right of any third party. LendingTree has sufficient rights to the Intellectual Property to grant to Priceline the rights set forth in this Agreement, and to the knowledge of LendingTree, Priceline's exercise of any such rights as authorized hereunder will not constitute an infringement or misappropriation of any intellectual property rights of any third party.

         13.2 Representations and Warranties of Priceline. Priceline represents and warrants as follows:

         13.2.1 Authority. Priceline is a corporation duly organized and validly existing under the laws of the state of Delaware. Priceline has full power and authority to transact any and all business contemplated by this Agreement and possesses all requisite authority, power, and material licenses, permits and franchises to conduct its business wherever conducted and to execute, deliver and comply with its obligations under the terms of this Agreement. Priceline has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

         13.2.2 Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by Priceline will not (i) conflict with or violate (A) Priceline's Articles of Organization or By-laws, or (B) any provision of any law or regulation or any decree, demand or order to which Priceline is subject, or (ii) conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Priceline is a party or by which it is bound or any order or decree applicable to Priceline or result in the creation or imposition of any lien on any of its assets or property.

         13.2.3 Licenses and Consents. Except with respect to the mortgage brokerage activity contemplated under this Agreement, Priceline has obtained all necessary or required governmental licenses and consents to the transactions contemplated by this Agreement. Except with respect to the mortgage brokerage activity contemplated under this Agreement, no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Priceline of or compliance by Priceline with this Agreement, or if required, such approval has been obtained prior to the date of this Agreement.

         13.2.4 Legal Action Against Priceline. There is no claim, action, suit, proceeding or investigation pending or, to the best of Priceline's knowledge, threatened against Priceline which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Priceline, or in any material impairment of the right or ability of Priceline to carry on its business substantially as now conducted, or in any material liability on the part of Priceline, or which would draw into question the validity of this Agreement or any of the other instruments, documents or agreements entered into by Priceline in connection with this Agreement, or of any action taken or to be taken in connection with the obligations of Priceline contemplated therein, or which would be likely to impair materially the ability of Priceline to perform under the terms of this Agreement.

         13.2.5 Binding on Priceline; Enforceability. This Agreement, assuming due authorization, execution and delivery hereof by LendingTree, and all the obligations of Priceline hereunder, shall constitute the legal, valid and binding obligations of Priceline, enforceable against Priceline in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         13.2.6 Ownership of Intellectual Property. Priceline owns the copyright and any other rights to or has licensing rights to all Priceline Intellectual Property and to the knowledge of Priceline, such Priceline Intellectual Property does not infringe upon, misappropriate or violate any intellectual property rights or any other right of any third party. Priceline has sufficient rights to the Intellectual Property to grant to LendingTree the rights set forth in this Agreement, and to the knowledge of Priceline, LendingTree's exercise of any such rights as authorized hereunder will not constitute an infringement or misappropriation of any intellectual property rights of any third party.

14.      INDEMNIFICATION; LIMITATION OF LIABILITY

         14.1 Indemnification for Actions Taken in Good Faith. Neither LendingTree nor any directors, officers, employees or agents of LendingTree (collectively, "LendingTree Indemnified Parties") shall be liable to Priceline, any directors, officers, employees or agents of Priceline (collectively, "Priceline Indemnified Parties"), or any third party for, and Priceline shall defend and indemnify the LendingTree Indemnified Parties and hold each of them harmless from and against, any action taken by the LendingTree Indemnified Parties, or for their refraining from taking any action, in good faith reliance upon information provided by Priceline, pursuant to this Agreement; provided, however, that this provision shall not protect any LendingTree Indemnified Party against, and Priceline shall not be obligated to indemnify or hold harmless any LendingTree Indemnified Party from or against, any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of or failure to perform LendingTree's obligations hereunder.

         14.2 Indemnification for Actions Taken in Good Faith. None of the Priceline Indemnified Parties shall be liable to the LendingTree Indemnified Parties, or any third party for, and LendingTree shall defend and indemnify the Priceline Indemnified Parties and hold each of them harmless from and against, any action taken by the Priceline Indemnified Parties, or for their refraining from taking any action, in good faith reliance upon information provided by LendingTree, pursuant to this Agreement; provided, however, that this provision shall not protect any Priceline Indemnified Party against, and LendingTree shall not be obligated to indemnify or hold harmless any Priceline Indemnified Party from or against, any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of or failure to perform Priceline's obligations hereunder.

         14.3 General Indemnification by LendingTree. LendingTree shall defend and indemnify the Priceline Indemnified Parties and hold each of them harmless from and against any and all claims, losses, damage, penalties, fines, forfeitures, legal fees and expenses and related costs, expenses of litigation, judgments, settlements and any other costs, fees and expenses (each, a "Liability") that were caused by or resulted from, or are otherwise arising from or related to, a breach of any of LendingTree's duties, representations, warranties, covenants and agreements contained in this Agreement, the LendingTree Intellectual Property, or by LendingTree Indemnified Parties' willful misfeasance, bad faith or negligence in the performance of or failure to perform as provided in this Agreement.

         14.4 General Indemnification by Priceline. Priceline shall defend and indemnify the LendingTree Indemnified Parties and hold each of them harmless from and against any and all Liabilities that were caused by or resulted from or are otherwise arising from or related to, a breach of any of Priceline's duties, representations, warranties, covenants and agreements contained in this Agreement, the Priceline Intellectual Property, or by Priceline Indemnified Parties' willful misfeasance, bad faith, or negligence in the performance of or failure to perform as provided in this Agreement.

         14.5     Survival of Indemnifications. Subject to the provisions of
                  Section 12 of this Agreement, Priceline's and LendingTree's respective obligations to indemnify any LendingTree


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
                  Indemnified Party or any Priceline Indemnified Party will survive the expiration or termination of this Agreement by either party for any reason.

         14.6 Limitations of Liability; Consequential Damages. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES WITH RESPECT TO THE OPERATION OF THE SOFTWARE UTILIZED FOR THE MORTGAGE WEB PAGES, THE MERCHANTABILITY OF SUCH SOFTWARE OR THE FITNESS OF THE SOFTWARE FOR A PARTICULAR PURPOSE OR USE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY LIABILITY WHATSOEVER, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (UNDER CONTRACT OR TORT THEORIES OF
                  LAW), INCLUDING BUT NOT LIMITED TO LOST DATA, LOST REVENUE OR PROFITS OR LOST BUSINESS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF OR HAS FORESEEN THE POSSIBILITY OF SUCH DAMAGES.

         14.7 Limitation on Liability of Officers, Directors, Members, Employees and Agents. Neither party shall make any claim against the officers, directors, members, employees or agents of the other party but instead shall look solely to the assets of the other party for satisfaction of any liability of such party under this Agreement.

         14.8 Notice of Claims. Each party shall promptly notify the other in writing of any and all litigation, claims, notices or demands known to such party made against it or the other party in connection with this Agreement. Each party shall cooperate with the other in the defense or handling of any claim, action or investigation relating to the subject matter of this Agreement, provided that such cooperation shall not be deemed an acceptance of responsibility therefor, except as provided below. Any request for indemnification under this paragraph shall be in writing and shall state with particularity the specific facts supporting the request for indemnification and a good faith estimate of the amount of the indemnification requested. In the event responsibility for a request for indemnification hereunder is unconditionally accepted in writing, the party accepting such responsibility may, at its option, elect to take up the defense or handling of any pending claim, action or investigation and, in such event, the party requesting indemnification shall promptly relinquish control of such defense to the accepting party. Unless and until a request for indemnification hereunder is unconditionally accepted, the requesting party may retain control of the defense or handling of the claim, action or investigation. The failure of a party to accept a request for indemnification under this paragraph shall not be binding upon the requesting party and such party's retention of the control of the defense or handling of the claim, action or investigation shall not prejudice its right to seek enforcement of this paragraph in court.

15.      CHOICE OF LAW

         15.1 Choice of Law. The parties agree that this Agreement shall be construed and controlled by the laws of the State of New York and the Commercial Arbitration Rules of the AAA. Should a dispute arise under this Agreement, and should the arbitration provisions herein become inapplicable, the parties agree that jurisdiction over and venue of any suit arising out of or relating to this Agreement shall be exclusively in the state and federal courts of New York.

         15.2 Attorneys' Fees. If either party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, in arbitration, litigation, or otherwise.

16.      MISCELLANEOUS

         16.1 Notices. All notices or communications required or permitted under this Agreement will be in writing and be deemed given:
                  (i) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt; (iii) when sent via facsimile or electronic mail with confirmation. Notice sent by any other method shall be effective only upon actual receipt. All communications will be sent to the parties at the addresses set forth below:

                     If to LendingTree:             With a copy to:
                     Douglas R. Lebda               Pamela S. Friedman
                     Chairman and President         General Counsel
                     LendingTree, Inc.              LendingTree, Inc.
                     6701 Carmel Road, Suite 205    6701 Carmel Road, Suite 205
                     Charlotte, NC 28226            Charlotte, NC 28226
                     Fx: 704.541.1824               Fx: 704.541.1824

                     If to Priceline:               With a copy to:
                                                    Melissa M. Taub, Esq.
                                                    Cummings & Lockwood
                                                    Four Stamford Plaza
                                                    Stamford, CT 06904
                                                    Fx:  203.351.4299

                  No notice of change of address shall be effective unless made in compliance with this Section 16.1.

         16.2 Assignment. This Agreement shall not be assignable in whole or in part by LendingTree or Priceline without the other party's prior written consent, and any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. A change in control of either party, for example, by merger or sale of stock, shall not be deemed to be an assignment under this Agreement.

         16.3 Waiver. No term or provision hereof will be deemed waived, and no variation of terms or provisions hereof shall be deemed consented to, unless such waiver or consent shall be in writing and signed by the party against whom such waiver or consent is sought to be enforced. Any delay, waiver or omission by LendingTree or Priceline to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by

                  LendingTree or Priceline of any subsequent breach or default of the same or other terms, provisions or covenants on the part of either party.

         16.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, except where expressly noted herein, and all prior negotiations, agreements and understandings, whether oral or written, are superseded or canceled hereby.

         16.5 Modification. This Agreement and all Exhibits hereto may not be amended or modified except by a writing signed by both parties.

         16.6 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, this Agreement shall be construed as if not containing that provision, and the rest of the Agreement shall remain in full force and effect, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

         16.7 Independent Contractor. Each party, in performance of this Agreement, is acting as an independent contractor, is not the partner, joint venturer or agent of the other party and has no authority to act on behalf of the other party except as expressly provided in this Agreement.

         16.8 Confidentiality. Each party agrees to keep all information related to the other party confidential, as provided in the Mutual Confidentiality Agreement signed by the parties on July 8, 1998. The provisions of the Mutual Confidentiality Agreement shall continue in and during the Term and shall survive termination of this Agreement for any reason whatsoever.

         16.9 Injunctive Relief. The parties acknowledge and agree that their respective remedies at law for any breach by the other party of its obligations hereunder may be inadequate, and the parties agree and consent that temporary and permanent injunctive relief may be granted in any action or proceeding which may be brought to enforce any provision hereof without the necessity of proof of actual damages.

         16.10 Delays Beyond Control. Neither party will be liable for any delay or failure of performance of any of its obligations under this Agreement, except for the obligation to pay money, during any period in which such performance is delayed by (i) war, civil commotion and riots, fires, floods, serious work stoppages; (ii) requirements or acts of any governmental authority or agency or subdivision thereof; or (iii) acts of God; provided, however, that the nonperforming party shall promptly notify the other party of any such delay and shall use its best efforts to resume performance as soon as reasonably possible.

         16.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed, sealed and delivered by its duly authorized officer as of the date first written above.

                                    LENDINGTREE, INC.

                                    By  /s/ Douglas R. Lebda            (SEAL)
                                        ---------------------------------------
                                    Name: Douglas R. Lebda
                                    Title: Chairman and President

                                    PRICELINE.COM  INCORPORATED

                                    By /s/ Paul E. Francis               (SEAL)
                                        ---------------------------------------
                                    Name Paul E. Francis
                                    Title   Chief Financial Officer

                                    EXHIBIT A

                                PROPRIETARY MARKS

Priceline Proprietary Marks:

The actual marks will be provided sometime prior to the date on which the Mortgage Web Pages commence operation over the Internet.



LendingTree Proprietary Marks:

The Proprietary Marks covered under this Agreement include, but are not limited to, the domain name (www.lendingtree.com), any logos now, heretofore or to be used in the future and all of the content of the LendingTree website as it appears now, heretofore or in the future. The actual marks will be provided sometime prior to the date on which the Mortgage Web Pages commence operation over the Internet.

                                    EXHIBIT B

                  MORTGAGE WEB PAGES DEVELOPMENT SPECIFICATIONS

         This Exhibit B will be completed sometime prior to the date on which the Mortgage Web Pages commence operation over the Internet.